Exhibit 8.1

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street | New York, NY 10019-6131 | tel 212.858.1000 | fax 212.858.1500

January 22, 2019

Gordon Pointe Acquisition Corp.

90 Beta Drive

Pittsburg, PA 15238

Ladies and Gentlemen:

We have acted as counsel to you, Gordon Pointe Acquisition Corp., a Delaware corporation, in connection with the transactions described in the Registration Statement on Form S-4 (File No. 333-234655), originally filed with the Securities and Exchange Commission on November 12, 2019 (together with all amendments thereto as of the date hereof, the “Registration Statement”) of which this Exhibit is a part. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings set forth in the Registration Statement.

For purposes of rendering our opinion, we have examined and relied upon the Agreement and the Schedules and Exhibits thereto, the Registration Statement, statements made in representation letters that have been delivered to us by Holdings, Acquiror, Acquiror Merger Sub, Company Merger Sub and Newco, and such other documents as we deemed necessary to render the opinion expressed below. We have expressly assumed (i) that the statements, information, covenants, representations and facts concerning the Mergers set forth in the Registration Statement and in the Agreement are and will continue to be up to the Effective Time, true, complete and accurate in all respects, (ii) that the Mergers will be completed in accordance with the terms and conditions of the Agreement, without the waiver or modification of any such terms and conditions, and the Registration Statement, (iii) that the representations and covenants contained in tax representation letters delivered to us by Holdings, Acquiror, Acquiror Merger Sub, Company Merger Sub and Newco are true, complete and accurate up to and including the Effective Time, (iv) that there is no change in applicable Law between the date hereof and the Effective Time, (v) all Parties to the Agreement have acted and will act in accordance with the terms of the Agreement; and (vi) for U.S. federal income tax purposes, Holdings, Acquiror, Acquiror Merger Sub, Company Merger Sub and Newco will treat the Mergers as an exchange described in Section 351 of the Code.

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We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Agreement, our opinion as expressed below may be adversely affected.

The opinion expressed herein is based upon the provisions of the Code, Treasury Department proposed, temporary, and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. Our opinion is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. Nevertheless, we undertake no responsibility to advise you of any developments in the application or interpretation of the income tax laws of the U.S. after the Mergers are effected.

Our opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax Laws of any other country, or any state or locality. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable Law.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “The Business Combination Proposal— Material U.S. Federal Income Tax Considerations” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the exceptions, assumptions, qualifications and limitations set forth therein and herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP